Exhibit 5.2

July 28, 2015

Reference: 98279/1

Cardiome Pharma Corp.

1441 Creekside Drive, 6th Floor

Vancouver, British Columbia, Canada

V6J 4S7

Re:	Cardiome Pharma Corp. (the “Company”)

Dear Ladies and Gentlemen:

We hereby consent to the references to our firm name on the cover page and under the captions “Documents Filed as Part of the Registration Statement”, “Legal Matters” and “Interests of Experts”, and to the reference to our firm name and the use of our opinion under the caption “Certain Canadian Federal Income Tax Matters” in the prospectus included as part of the registration statement on Form F-10 of the Company to which this consent is attached.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP